UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 30, 2008

Morgans Hotel Group Co.
(Exact name of registrant as specified in its charter)

Delaware	001-33738	16-1736884
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

475 Tenth Avenue New York, NY	10018
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 277-4100

Not applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

In a press release issued on June 6, 2008, Morgans Hotel Group Co. (the “Company”) announced that the Hard Rock joint venture between the Company and its equity partner, DLJ Merchant Banking Partners (“DLJMB”), had closed on the financing for the expansion of the Hard Rock Hotel & Casino in Las Vegas.

The financing consists of a construction loan of up to $620.0 million under the Hard Rock’s existing loan facility. Hard Rock has drawn $96.0 million for the expansion under the facility and anticipates drawing additional amounts as needed. The Company and DLJMB also amended their joint venture agreement to reflect DLJMB’s commitment to make additional capital contributions to Hard Rock of up to $144.0 million for the expansion project. In addition, up to $110.0 million will be made available by DLJMB (to the extent needed) to fund the satisfaction of minimum sales price or amortization payment requirements under the loan facility relating to the approximately 15.0 acres of excess land held for sale by Hard Rock.

Hard Rock also entered into a guaranteed maximum price contract with M.J. Dean Construction which covers the majority of work to be performed on the expansion project. The estimated total cost of the expansion project is approximately $760.0 million.

A copy of the Company’s press release is furnished as Exhibit 99.1 to this Current Report of Form 8-K. The information furnished in Exhibit 99.1 shall not be deemed “filed” with the Securities and Exchange Commission nor incorporated by reference in any registration statement filed by the Company under the Securities Act of 1933, as amended.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Press release issued by Morgans Hotel Group Co. dated June 6, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MORGANS HOTEL GROUP CO.

Date: June 9, 2008	By:	/s/ Richard Szymanski

Richard Szymanski
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release issued by Morgans Hotel Group Co. dated June 6, 2008